AMENDMENT TO
                    TELEVISION PRIVATE MARKET VALUE GUARANTEE


          AMENDMENT, dated as of August 12, 1997 (this "Amendment"), to TELEVISION PRIVATE MARKET VALUE GUARANTEE, dated as of December 28, 1994 (the "Guarantee"), between AT&T Wireless Services, Inc., a Delaware corporation ("AT&T") and the legal successor to "McCaw Cellular Communications, Inc." ("McCaw"), and LIN Television Corporation, a Delaware corporation (the "Company"). Unless the context otherwise requires, capitalized terms used herein without definition and defined in the Guarantee are used herein as therein defined.

          McCaw and the Company entered into the Guarantee for the benefit of the Company's stockholders (other than McCaw and its affiliates) in connection with the distribution of shares of the Company's Common Stock to holders of common stock of LIN Broadcasting Corporation.

          Concurrently with the execution of this Amendment, Ranger Holding Corporation, Ranger Acquisition Company and the Company are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement").

          In light of the transactions contemplated by the Merger Agreement, AT&T and the Company have concluded that (a) it would be advisable to amend the provisions of the Guarantee as provided in this Amendment and (b) this Amendment is not materially adverse to the holders of Public Shares.

          The Independent Directors have unanimously approved this Amendment.

          Accordingly, the parties hereto agree as follows:

     1.   Change of Party and Notices:

          (a) All references in the Guarantee to "McCaw Cellular Communications, Inc." and "McCaw" are hereby amended to be references to "AT&T Wireless Services, Inc." and "AT&T", respectively.

          (b) The address of the Offeror in Section 10 of the Guarantee is hereby deleted and amended to read as follows:

          AT&T Corp.
          295 North Maple Avenue
          Basking Ridge, NJ 07920
          Attention:  Marilyn Wasser, Esq.

     2.   Amendments:

          (a) Subsections (A), (B), (C), (D) and (E) of Section 2 of the Guarantee are hereby deleted in their entirety.

          (b) Subsection (F) of Section 2 of the Guarantee is hereby re-lettered as subsection (A) and amended in its entirety to read as follows:

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          (A). Sale of the Company.  If the Merger Agreement is terminated prior to the Effective Time (as defined therein) for any reason whatsoever, then at such time, not earlier than such date of termination and not later than eighteen months thereafter, as the Independent Directors shall select (the "Initiation Date"), AT&T will put the entire Company up for sale under direction of the Independent Directors in a manner intended by the Independent Directors to maximize value for all Shares. The sale will be conducted by the Independent Directors, with the advice of independent financial advisors and counsel selected by the Independent Directors, whose fees shall be reimbursed by the Company, and AT&T will not bid unless requested to do so by the Independent Directors. The sale procedures will be set by the Independent Directors and may include, if necessary in order to maximize stockholder value, provision for the sale or other disposition (including tax-free spin- offs, if possible) of businesses prohibited by legal restrictions to be owned by any particular buyer or class of buyers. The Independent Directors will select from among the proposed transactions the one or more transactions determined by the them as being most likely to maximize value for all Shares and will cause a meeting of the Company's stockholders to be held as soon as practicable to consider and vote thereon. AT&T will fully cooperate in this process and, if the one or more transactions so selected by the Independent Directors are approved by a Majority Vote of the Public Stockholders, will cause all Shares owned by it or its affiliates to be voted in favor thereof. Any sale of the Company pursuant to this subsection would be subject to receipt of Federal Communications Commission and other necessary regulatory approvals. AT&T will not take any action, including any action involving any judicial, regulatory or legislative body, that is intended to, or will have the effect of, delaying or preventing consummation of any transaction so selected and approved.

          (c) Subsection (G) of Section 2 of the Guarantee is hereby re-lettered as subsection (B) and amended in its entirety to read as follows:

          (B) Survival of Guarantee. If a transaction is presented for approval at a meeting of stockholders as contemplated by subsection (A) above and fails to receive the requisite Majority Vote of the Public Stockholders, there will be no further rights or obligations under this Section 2, but the remainder of this Guarantee shall continue to apply to the extent described herein.

     3.   Representations:

          Each of AT&T and the Company hereby represents and warrants to the other that this Amendment has been duly authorized, executed and delivered by it and constitutes its valid and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors' rights generally and by general equity principles.

     4.   Scope of Amendment:

This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Guarantee. Wherever the Guarantee is referred to in any agreement, document or instrument, such

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reference  shall be to the  Guarantee  as amended  hereby.  Except as  expressly amended hereby, the terms and conditions of the Guarantee shall continue in full force and effect.

     5.   Entire Agreement:

          The Guarantee, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

     6.   Governing Law:

          This Amendment and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in that State.

     7    Counterparts:

          This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

          IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                          AT&T WIRELESS SERVICES, INC.

                          By:  /s/   Daniel R. Hesse
                          -------------------------------
                          Name:      Daniel R. Hesse
                          Title:     President and Chief
                                       Executive Officer


                          LIN TELEVISION CORPORATION

                          By:  /s/   Gregory M. Schmidt
                          --------------------------------
                          Name:      Gregory M. Schmidt
                          Title:     Vice President and
                                      General Counsel